Employment Agreement

Decided by the Board of Directors, Ms. Ren, Ying, is appointed as the Chief Executive of Finance of Yanbian Huaxing Ginseng Co., Ltd.

Main responsibilities of the position are as follows:

1.
Oversee the corporate finance in accordance with the Accounting Regulations of the People’s Republic of China, General Principles of Corporate Finance, and Financial Management System developed by the company.

2.
Assist the president to manage and supervise corporate finance, perform the financial decisions by the board of directors accurately, take charge of the allocation of all the corporate capitals, manage the capitals of the company’s investments, handle the operation of the corporate capitals and related activities, and manage the securities of the company.

3.	Develop corporate financial plan, control auditing analysis, raise capitals legally, make use of the corporate assets effectively, and make every effort to increase the corporate economic benefits.

4.	Supervise and manage the finances of the subsidiaries of the company.

5.	Coordinate financial and related activities with the departments dealing with business, tax, and banks.

The first three months of employment from August 25, 2005 to November 25, 2005 will be the probation period. Monthly wage will be CNY$1,500. If considered not competent for the job, the employee will be dismissed at any time during the probation. After that, permanent employment period will be three years from December 2005 to December 2007. Monthly wage will be CNY$2,000. According to the law of the state, employment health insurance will be provided.

Employee: Ren, Ying
Yanbian Huaxing Ginseng Co., Ltd.
August 25, 2005